Exhibit 3.3

BYLAWS

OF

APOLLO GLOBAL MANAGEMENT, INC.

(Effective September 5, 2019)

ARTICLE I

MEETINGS OF STOCKHOLDERS, ACTION WITHOUT A MEETING

Section 1.01    Annual Meetings. If required, annual meetings of stockholders may be held at such place, if any, either within or without the State of Delaware, on such date and at such time as the Board of Directors shall determine, subject to Section 6.03(b) of the Certificate of Incorporation. The Board of Directors may, in its sole discretion, determine that annual meetings of stockholders shall not be held at any place, but may instead be held solely by means of remote communication in accordance with Section 211(a)(2) of the DGCL. The Board of Directors may postpone, reschedule or cancel any annual meeting of stockholders previously scheduled by the Board of Directors by giving written notice prior to the date previously scheduled for such meeting of the stockholders.

Section 1.02    Special Meetings. Special meetings of stockholders may only be called in the manner provided in the Certificate of Incorporation and, subject to Section 17.01 of the Certificate of Incorporation, may be held at such place, if any, either within or without the State of Delaware, on such date and at such time, and for such purpose or purposes, as the Board of Directors shall determine and state in the notice of meeting, if any. The Board of Directors may postpone, reschedule or cancel any special meeting of stockholders previously scheduled by the Board of Directors by giving written notice prior to the date previously scheduled for such meeting of the stockholders.

Section 1.03    Notice of Meetings of Stockholders. Notice, stating the place, day and hour of any annual or special meeting of the stockholders, as determined by the Board of Directors and, (i) in the case of a special meeting of the stockholders of the Corporation, the purpose or purposes for which the meeting is called or (ii) in the case of an annual meeting, those matters that the Board of Directors or, for so long as there is a Class C Stockholder and the Apollo Group Beneficially Owns, in the aggregate, 10% or more of the Voting Power of the Corporation, the Class C Stockholder, at the time of giving notice, intends to present for action by the stockholders of the Corporation, shall, except as otherwise required by Applicable Law, be delivered by the Corporation not less than ten (10) calendar days nor more than sixty (60) calendar days before the date of the meeting, to each Record Holder who is entitled to vote at such meeting as of the Record Date for determining the stockholders entitled to notice of the meeting. Such further notice shall be given as may be required by the DGCL.

Section 1.04    Adjournment. Any meeting of the stockholders of the Corporation may be adjourned from time to time by the chairman of the meeting to another place or time, without regard to the presence of a quorum. In the absence of a quorum, any meeting of stockholders of the Corporation may be adjourned from time to time by the affirmative vote of stockholders holding at least a majority of the voting power of the Outstanding stock of the Corporation entitled to vote at such meeting represented either in person or by proxy, but no other business may be transacted, except as provided in Section 1.05 of these Bylaws or Article XVII of the Certificate of Incorporation. When a meeting is adjourned to another time or place, notice need not be given of the adjourned meeting and a new Record Date need not be fixed, if the time and place thereof are announced at the meeting at which the adjournment is taken. At the adjourned meeting, the Corporation may transact any business which might have been transacted at the original meeting. Notwithstanding the foregoing, if the adjournment is for more than thirty (30) days or if a new Record Date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given in accordance with these Bylaws and the DGCL.

Section 1.05    Quorum. At any meeting of stockholders of the Corporation, the holders of a majority of the voting power of the Outstanding stock of the class or classes or series for which a meeting has been called, represented in person or by proxy, shall constitute a quorum of such class or classes or series unless any such action by the stockholders requires approval by holders of a greater percentage of voting power of such stock, in which case the quorum shall be such greater percentage. The submission of matters to stockholders of the Corporation for approval shall occur only at a meeting of stockholders of the Corporation duly called and held in accordance with the Bylaws and the Certificate of Incorporation at which a quorum is present; provided, however, that the stockholders of the Corporation present at a duly called or held meeting at which a quorum is present may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum, if any action taken (other than adjournment) is approved by the required percentage of voting power of Shares specified in the Certificate of Incorporation, these Bylaws or the DGCL.

Section 1.06    Required Vote for Stockholder Action. When a quorum is present at any meeting, all matters properly submitted to stockholders of the Corporation for approval (other than the election of directors) shall be determined by the holders of a majority of the voting power of the Outstanding stock of the Corporation which are present in person or by proxy at such meeting and entitled to vote thereon (unless a greater percentage is required with respect to such matter under the DGCL, under the rules of any National Securities Exchange on which Shares are listed for trading, or under the provisions of the Certificate of Incorporation or these Bylaws, in which case the approval of stockholders of the Corporation holding Outstanding Shares that in the aggregate represent at least such greater percentage of voting power shall be required) and such determination shall be deemed to constitute the act of all the stockholders of the Corporation.

Section 1.07    Record Date. For purposes of determining the stockholders of the Corporation entitled to notice of or to vote at a meeting of the stockholders of the Corporation, the Board of Directors may set a Record Date, which shall not be less than ten (10) nor more than sixty (60) days before the date of the meeting (unless such requirement conflicts with any rule, regulation, guideline or requirement of any National Securities Exchange on which the Shares are listed for trading, in which case the rule, regulation, guideline or requirement of such exchange shall govern, subject to the requirements of the DGCL). For purposes of determining the stockholders of the Corporation entitled to consent to corporate action in writing without a meeting, the Board of Directors may set a Record Date, which date shall not be more than ten (10) days after the date upon which the resolutions of the Board of Directors fixing the Record Date is adopted. If no Record Date is fixed by the Board of Directors, then (i) the Record Date for determining stockholders of the Corporation entitled to notice of or to vote at a meeting of stockholders of the Corporation shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held, and (ii) the Record Date for determining the stockholders of the Corporation entitled to consent to corporate action in writing without a meeting shall be (x) when no prior action by the Board of Directors is required by the DGCL, the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Corporation in accordance with the DGCL, or (y) when prior action by the Board of Directors is required by the DGCL, the close of business on the day on which the Board of Directors adopts the resolution taking such prior action. A determination of stockholders of the Corporation of record entitled to notice of or to vote at a meeting of stockholders of the Corporation shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new Record Date for the adjourned meeting.

Section 1.08    Voting and Other Rights. Only those Record Holders of Outstanding Shares on the Record Date set pursuant to Section 1.07 of these Bylaws shall be entitled to notice of, and to vote at, a meeting of stockholders of the Corporation or to act with respect to matters as to which the holders of the Outstanding Shares have the right to vote or to act. All references in the Certificate of Incorporation or these Bylaws to votes of, or other acts that may be taken by, the holders of Outstanding Shares shall be deemed to be references to the votes or acts of the Record Holders of such Outstanding Shares on such Record Date.

Section 1.09    Proxies and Voting.

(a)    Subject to the requirements of the DGCL, on any matter that is to be voted on by stockholders of the Corporation, the stockholders may vote in person or by proxy, and such proxy may be granted in writing, by means of electronic transmission or as otherwise permitted by Applicable Law. Any such proxy shall be filed in accordance with the procedure established for the meeting. For purposes of these Bylaws, the term “electronic transmission” means any form of communication not directly involving the physical transmission of paper that creates a record that may be retained, retrieved and reviewed by a recipient thereof and that may be directly reproduced in paper form by such a recipient through an automated process. Any copy, facsimile telecommunication or other reliable reproduction of the writing or transmission created pursuant to this paragraph may be substituted or used in lieu of the original writing or transmission for any and all purposes for which the original writing or transmission could be used, provided that such copy, facsimile telecommunication or other reproduction shall be a complete reproduction of the entire original writing or transmission.

(b)    The Board of Directors may, and to the extent required by Applicable Law, shall, in advance of any meeting of stockholders of the Corporation, appoint one or more inspectors to act at the meeting and make a written report thereof. The Board of Directors may designate one or more alternate inspectors to replace any inspector who fails to act.

Section 1.10    Conduct of a Meeting. To the fullest extent permitted by Applicable Law, the Board of Directors shall have full power and authority concerning the manner of conducting any meeting of the stockholders of the Corporation, including the determination of

Persons entitled to vote, the existence of a quorum, the satisfaction of the requirements of these Bylaws and the Certificate of Incorporation, the conduct of voting, the validity and effect of any proxies and the determination of any controversies, votes or challenges arising in connection with or during the meeting or voting. The Board of Directors shall designate a Person to serve as chairman of any meeting and shall further designate a Person to take the minutes of any meeting. All minutes shall be kept with the records of the Corporation maintained by the Corporation. The Board of Directors may make such other regulations consistent with Applicable Law, the Certificate of Incorporation and these Bylaws as it may deem advisable concerning the conduct of any meeting of the stockholders of the Corporation, including regulations in regard to the appointment of proxies, the appointment and duties of inspectors of votes, the submission and examination of proxies and other evidence of the right to vote.

Section 1.11    Action Without a Meeting. Except as otherwise provided in the Certificate of Incorporation, including any certificate of designation relating to any series of Preferred Stock, any action required or permitted to be taken by the stockholders (other than the Class C Stockholder) may only be taken at a meeting of stockholders and may not be taken by written consent. Notwithstanding the foregoing, if consented to by the Class C Stockholder (or, if there is no Class C Stockholder or if the Apollo Group no longer Beneficially Owns, in the aggregate, 10% or more of the Voting Power of the Corporation, the Board of Directors), any action that may be taken at a meeting of the stockholders entitled to vote may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing setting forth the action so taken shall be signed by the stockholders of the Corporation holding not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all stockholders of the Corporation entitled to vote thereon were present and voted and are delivered in the manner contemplated by Section 228 of the DGCL. Prompt notice of the taking of action without a meeting shall be given to the stockholders of the Corporation entitled thereto pursuant to the DGCL.

Section 1.12    Notice of Stockholder Business and Nominations.

(a)    Subject to the rights of the holders of any series of Preferred Stock, nominations of Persons for election to the Board of Directors and the proposal of other business to be considered by the stockholders may be made at an annual meeting of stockholders only (i) pursuant to the Corporation’s notice of meeting (or any supplement thereto) delivered pursuant to Section 1.03, (ii) by or at the direction of the Board of Directors or any authorized committee thereof or (iii) by the Class C Stockholder. In furtherance of the foregoing, subject to the rights of the holders of any series of Preferred Stock, no stockholder other than the Class C Stockholder shall have the right to make nominations of Persons for election to the Board of Directors and the proposal of other business to be considered by the stockholders, except to the extent permitted by and made in accordance with the procedures set forth in this Section 1.12 or Section 1.13. Notwithstanding the first sentence of this Section 1.12(a), (1) at any time there is no longer a Class C Stockholder or the Apollo Group no longer Beneficially Owns, in the aggregate, 10% or more of the Voting Power of the Corporation, nominations and the proposal of other business to be considered by the stockholders may also be made at an annual meeting of stockholders by any stockholder of the Corporation who was a stockholder of record of the Corporation at the time the notice provided for in this Section 1.12 is delivered to the Secretary of the Corporation, who is entitled to vote at the meeting and who complies with the notice procedures set forth in this Section 1.12 and (2) at any time there is no longer a Class C Stockholder, nominations may be made by any Eligible Stockholder (as defined below) who complies with Section 1.13 of these Bylaws in accordance with the terms and conditions set forth therein. Nothing in this Section 1.12 shall be deemed to provide any voting or other rights or powers to the stockholders of the Corporation, but shall instead set forth the procedures and requirements applicable to stockholders of the Corporation (other than the Class C Stockholder) with respect to bringing nominations and business before an annual meeting in circumstances in which they are entitled by law to do so.

(b)    No stockholder (other than the Class C Stockholder) may bring any business before an annual meeting unless such stockholder (i) is entitled to propose business to be brought before an annual meeting of stockholders under Delaware law, (ii) is entitled to vote at the annual meeting on such business, (iii) has complied with the notice procedures set forth in paragraphs (c) and (d) of this Section 1.12, (iv) was a stockholder of record as of the time such notice is delivered to the Secretary of the Corporation and (v) is a stockholder of record as of the Record Date for notice and voting at the annual meeting and as of the date of the annual meeting. Where any stockholder is entitled to bring any such business before an annual meeting in accordance with the first sentence of this Section 1.12(b), such stockholder may bring such business notwithstanding the first sentence of Section 1.12(a).

(c)    For nominations or other business to be properly brought before an annual meeting by a stockholder (other than the Class C Stockholder) pursuant to Section 1.12(a)(1) or Section 1.12(b), respectively, the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation and such business must constitute a proper matter for action by stockholders. To be timely, a stockholder’s notice shall be delivered to the Secretary of the Corporation at the principal executive offices of the Corporation not less than ninety (90) days nor more than one hundred twenty (120) days prior to the first anniversary of the preceding year’s annual meeting or of the effective date of the written consent of the stockholders of the Corporation in lieu thereof (which date shall, for purposes of the Corporation’s first annual meeting of stockholders after the effective date of these Bylaws, be deemed to have occurred on the date on which the Effective Time of the Conversion occurs); provided, however, that in the event that the date of the annual meeting is advanced by more than thirty (30) days, or delayed by more than seventy (70) days, from the anniversary date of the previous year’s meeting or of the stockholder consent in lieu thereof, or if no annual meeting was held in the preceding year, notice by the stockholder to be timely must be so delivered not earlier than one hundred twenty (120) days prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. Public announcement of an adjournment or postponement of an annual meeting shall not commence a new time period (or extend any time period) for the giving of a stockholder’s notice.

(d)    Such stockholder’s notice shall set forth (i) as to each person whom the stockholder proposes to nominate for election as a director (A) all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to and in accordance with Section 14(a) of the Exchange Act, and the rules and regulations promulgated thereunder, and (B) such person’s written consent to being named in the Corporation’s proxy statement as a nominee of the stockholder and to serving as a director if elected; (ii) as to any other business that the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the annual meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend these Bylaws, the language of the proposed amendment), the reasons for conducting such business at the annual meeting and any material interest of such stockholder, the beneficial owner, if any, on whose behalf the proposal is made, or any of their affiliates or associates, in such business, including any anticipated benefit therefrom to such stockholder, beneficial owner or their affiliates or associates; and (iii) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (A) the name and address of such stockholder, as they appear on the Corporation’s books and records, and of such beneficial owner, (B) the class or classes or series and number of shares of stock of the Corporation which are owned, directly or indirectly, beneficially and of record by such stockholder and such beneficial owner, (C) a representation that the stockholder (x) is a holder of record of the stock of the Corporation at the time of the giving of the notice, (y) will be entitled to vote at such meeting on the proposal of such business or such nomination such stockholder intends to bring before the annual meeting and (z) will appear in person or by proxy at the annual meeting to propose such business or nomination, (D) a representation whether the stockholder or the beneficial owner, if any, will be or is part of a group which will (x) deliver a proxy statement and/or form of proxy to holders of at least the percentage of the voting power of the Corporation’s outstanding stock required to approve or adopt the proposal or elect the nominee and/or (y) otherwise solicit proxies or votes from stockholders in support of such proposal or nomination, (E) a certification regarding whether such stockholder and beneficial owner, if any, have complied with all applicable federal, state and other legal requirements in connection with the stockholder’s and/or beneficial owner’s acquisition of shares of stock or other securities of the Corporation and/or the stockholder’s and/or beneficial owner’s acts or omissions as a stockholder of the Corporation, (F) a description of any agreement, arrangement or understanding with respect to the nomination or proposal between or among such stockholder and/or such beneficial owner, any of their respective affiliates or associates, and any others (including their names) acting in concert with any of the foregoing, (G) a description of any agreement, arrangement or understanding with respect to the nomination or proposal between or among such stockholder and/or such beneficial owner, any of their respective affiliates or associates, and any others acting in concert with any of the foregoing, including, in the case of a nomination, the nominee, (H) a description of any agreement, arrangement or understanding (including any derivative or short positions, profit interests, options, warrants, convertible securities, stock appreciation or similar rights, hedging transactions, and borrowed or loaned shares) that has been entered into as of the date of the stockholder’s notice by, or on behalf of, such stockholder and such beneficial owners, whether or not such instrument or right shall be subject to settlement in underlying shares of capital stock of the Corporation, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of, such stockholder or such beneficial owner, with respect to securities of the Corporation and (I) any other information relating to such stockholder and beneficial owner, if any, required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal and/or for the election of directors in an election contest pursuant to and in accordance with Section 14(a) of the Exchange Act and the rules and regulations promulgated thereunder. The Corporation may require any proposed nominee to furnish such other information as the Corporation may reasonably require to determine the eligibility of such proposed nominee to serve as a director of the Corporation. A stockholder providing notice of nominations or business proposed to be brought before an annual meeting shall update and supplement such notice from time to time to the extent necessary so that the information provided or required to be provided in such notice shall be true and correct (x) as of the record date for determining the stockholders entitled to notice of the meeting and (y) as of the date that is fifteen (15) days prior to the meeting or any adjournment or postponement thereof, provided that if the record date for determining the stockholders entitled to vote at the meeting is less than fifteen (15) days prior to the meeting or any adjournment or postponement thereof, the information shall be supplemented and updated as of such later date. Any such update and supplement shall be delivered in writing to the Secretary of the Corporation at the principal executive offices of the Corporation not later than five (5) days after the record date for determining the stockholders entitled to notice of the meeting (in the case of any update and supplement required to be made as of the record date for determining the stockholders entitled to notice of the meeting), not later than ten (10) days prior to the date for the meeting or any adjournment or postponement thereof (in the case of any update or supplement required to be made as of fifteen (15) days prior to the meeting or adjournment or postponement thereof) and not later than five (5) days after the record date for determining the stockholders entitled to vote at the meeting, but no later than the day prior to the meeting or any adjournment or postponement thereof (in the case of any update and supplement required to be made as of a date less than fifteen (15) days prior to the date of the meeting or any adjournment or postponement thereof).

(e)    Except as provided in Section 1.12(g), Section 1.12(h) and Section 1.12(i) and subject to the rights of the holders of any series of Preferred Stock, only such Persons who are nominated in accordance with the procedures set forth in Section 1.12(a) or Section 1.13 of these Bylaws shall be eligible to serve as directors and only such business shall be conducted at an annual meeting of stockholders as shall have been brought before the meeting in accordance with the procedures set forth in this Section. Except as otherwise provided by law, the Certificate of Incorporation or these Bylaws, the Board of Directors or the chairman of the meeting shall, in addition to making any other determination that may be appropriate for the conduct of the annual meeting of stockholders, have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with the procedures set forth in these Bylaws and, if any proposed nomination or business is not in compliance with these Bylaws, to declare that such defective proposal or nomination shall be disregarded. Notwithstanding the foregoing provisions of this Section 1.12, unless otherwise required by law, if the stockholder making a proposal or nomination (or a qualified representative of the stockholder) does not appear at the annual meeting of stockholders of the Corporation to present such business, such nomination shall be disregarded or such proposed business shall not be transacted, notwithstanding that proxies in respect of such vote may have been received by the Corporation. For purposes of this Section 1.12 and Section 1.13 of these Bylaws, to be considered a qualified representative of the stockholder, a Person must be a duly authorized officer, manager or partner of such stockholder or must be authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the annual meeting of stockholders and such Person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the annual meeting of stockholders.

(f)    For purposes of this Section 1.12, public announcement may be made by any means permitted by applicable law, including disclosure in a press release, on the website of the Corporation or in a document publicly filed with the SEC pursuant to the Exchange Act and the rules and regulations of the SEC thereunder.

(g)    Notwithstanding the foregoing provisions of this Section 1.12, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder with respect to the matters set forth in this Section 1.12; provided, however, that, to the fullest extent permitted by law, any references in these Bylaws to the Exchange Act or the rules and regulations promulgated thereunder are not intended to and shall not limit any requirements applicable to nominations or proposals as to any business to be considered pursuant to these Bylaws and, except for nominations made pursuant to Section 1.13 of these Bylaws, compliance with Section 1.12(a) or Section 1.12(b) shall be the exclusive means for a stockholder other than the Class C Stockholder to make nominations or submit other business, as the case may be, to the extent permitted pursuant to Section 1.12(a) or Section 1.12(b).

(h)    Notwithstanding anything in the second sentence of Section 1.12(c) to the contrary, at any time that there is no longer a Class C Stockholder or the Apollo Group no longer Beneficially Owns, in the aggregate, 10% or more of the Voting Power of the Corporation, in the event that the number of directors to be elected to the Board of Directors at the annual meeting is increased effective after the time period for which nominations would otherwise be due under Section 1.12(c) and there is no public announcement by the Corporation naming the nominees for the additional directorships at least one hundred (100) days prior to the first anniversary of the preceding year’s annual meeting or of the effective date of the written consent of the stockholders of the Corporation in lieu thereof (which date shall, for purposes of the Corporation’s first annual meeting of stockholders after the effective date of these Bylaws, be deemed to have occurred on the date on which the Effective Time of the Conversion occurs), a stockholder’s notice required by this Section 1.12 shall also be considered timely, but only with respect to nominees for the additional directorships, if it shall be delivered in writing to the Secretary of the Corporation at the principal executive offices of the Corporation not later than the close of business on the tenth (10th) day following the day on which such public announcement is first made by the Corporation.

(i)    Notwithstanding anything to the contrary contained in the provisions of this Section 1.12, the Class C Stockholder and the holders of any series of Preferred Stock shall not be subject to the notice procedures or other requirements set forth in this Section 1.12.

Section 1.13    Proxy Access(a) . The following provisions shall apply in the event that there is no longer a Class C Stockholder:

(a)    Whenever the Board of Directors solicits proxies with respect to the election of directors at an annual meeting of stockholders, subject to the provisions of this Section 1.13, the Corporation shall include in its proxy statement, on its form proxy and on any ballot distributed at such annual meeting, in addition to any persons nominated for election by the Board of Directors or any committee thereof, the name, together with the Required Information (as defined below), of any person nominated for election (the “Stockholder Nominee”) to the Board of Directors by a stockholder or group of no more than five (5) stockholders that satisfies the requirements of this Section 1.13 (such stockholder or stockholder group, including each member thereof to the extent the context requires, the “Eligible Stockholder”), and who expressly elects at the time of providing the notice required by this Section 1.13 (the “Notice of Proxy Access Nomination”) to have its nominee(s) included in the Corporation’s proxy materials pursuant to this Section 1.13. For purposes of this Section 1.13, in calculating the number of stockholders in a group seeking to qualify as an Eligible Stockholder, two or more funds that are (i) under common management and investment control, (ii) under common management and funded primarily by the same employer, or (iii) a “group of investment companies” as such term is defined in Section 12(d)(1)(G)(ii) of the Investment Company Act of 1940, as amended, shall be counted as one stockholder. In the event that the Eligible Stockholder consists of a group of stockholders, any and all requirements and obligations for an individual Eligible Stockholder that are set forth in these Bylaws, including the Minimum Holding Period, shall apply to each member of such group; provided, however, that the Required Ownership Percentage shall apply to the ownership of the group in the aggregate. For purposes of this Section 1.13, the “Required Information” that the Corporation will include in its proxy statement is the information provided to the Secretary of the Corporation concerning the Stockholder Nominee and the Eligible Stockholder that is required to be disclosed in the Corporation’s proxy statement by the regulations promulgated under the Exchange Act, and if the Eligible Stockholder so elects, a written statement of the Eligible Stockholder (or, in the case of a group, a written statement of the group), not to exceed 500 words, in support of the Stockholder Nominee(s)’ candidacy (the “Statement”). Notwithstanding anything to the contrary contained in this Section 1.13, the Corporation may omit from its proxy materials any information or Statement (or portion thereof) that it, in good faith, believes is untrue in any material respect (or omits to state a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading) or would violate any applicable law or regulation, and the Corporation may solicit against, and include in the proxy statement its own statement relating to, any Stockholder Nominee.

(b)    To be timely, the Notice of Proxy Access Nomination must be addressed to the Secretary of the Corporation and received by the Secretary of the Corporation (1) no earlier than one hundred fifty (150) days and no later than one hundred twenty (120) days before the anniversary of the date that the Corporation issued its proxy statement for the previous year’s annual meeting of stockholders (which date shall, for purposes of (x) the Corporation’s first annual meeting of stockholders after the effective date of these Bylaws, be deemed to have occurred on the 10th day preceding the date on which the Effective Time of the Conversion occurs and (y) the Corporation’s first annual meeting after any year in which the stockholders of the Corporation acted by written consent in lieu of an annual meeting, be deemed to have occurred on the 10th day preceding the date on which such written consent was effective) or (2) in the case of such notice for a Stockholder Nominee who currently serves as a director of the Corporation, within twenty (20) days after the Board of Directors nominates directors for the next annual meeting.

(c)    For purposes of this Section 1.13, an Eligible Stockholder shall be deemed to “own” only:

(i)	those Outstanding shares of Voting Stock of the Corporation (other than shares of Class B Common Stock) as to which the stockholder possesses both:

(X)	the full voting and investment rights pertaining to the shares; and

(Y)	the full economic interest in (including the opportunity for profit from and risk of loss on) such shares; and

(ii)

those Outstanding shares of Class B Common Stock as to which the stockholder possesses the full voting and investment rights pertaining to the shares (which shall include any Outstanding shares of Class B Common Stock which are Beneficially Owned by such Eligible Stockholder, including, for the avoidance of doubt, any Outstanding shares of Class B Common Stock held by any trust, foundation or other estate planning vehicle for which such Eligible Stockholder acts as a trustee or beneficiary);

provided, that the number of shares calculated in accordance with clauses (i) and (ii) shall not include any shares:

(x)     sold by such stockholder or any of its affiliates in any transaction that has not been settled or closed, including any short sale;

(y) borrowed by such stockholder or any of its affiliates for any purposes or purchased by such stockholder or any of its affiliates pursuant to an agreement to resell; or

(z)    subject to any option, warrant, forward contract, swap, contract of sale, other derivative or similar agreement entered into by such stockholder or any of its affiliates, whether any such instrument or agreement is to be settled with shares or with cash based on the notional amount or value of shares of Outstanding Voting Stock of the Corporation, in any such case which instrument or agreement has, or is intended to have, or if exercised by either party would have, the purpose or effect of:

(1)    reducing in any manner, to any extent or at any time in the future, such stockholder’s or its affiliates’ full right to vote or direct the voting of any such shares; and/or

(2)    hedging, offsetting or altering to any degree any gain or loss realized or realizable from maintaining the full economic ownership of such shares by such stockholder or its affiliates.

A stockholder shall “own” shares held in the name of a nominee or other intermediary so long as the stockholder retains the right to instruct how such shares are voted with respect to the election of directors and, with respect to any shares of Voting Stock of the Corporation other than shares of Class B Common Stock, possesses the full economic interest in the shares. A stockholder’s ownership of shares shall be deemed to continue during any period in which the stockholder has delegated any voting power by means of a proxy, power of attorney or other instrument or arrangement which is revocable at any time by the stockholder. A stockholder’s ownership of shares shall be deemed to continue during any period in which the stockholder has loaned such shares provided that the stockholder has the power to recall such loaned shares on three (3) business days’ notice, has recalled such loaned shares as of the date of the Notice of Proxy Access Nomination and holds such shares through the date of the annual meeting. The terms “owned,” “owning” and other variations of the word “own” shall have correlative meanings. Whether Outstanding shares of Voting Stock of the Corporation are “owned” for these purposes shall be determined by the Board of Directors or any committee thereof, in each case, in its sole discretion. For purposes of this Section 1.13, the term “affiliate” or “affiliates” shall have the meaning ascribed thereto under the rules and regulations of the Exchange Act. An Eligible Stockholder shall include in its Notice of Proxy Access Nomination the number of shares it is deemed to own for the purposes of this Section 1.13.

(d)    In order to make a nomination pursuant to this Section 1.13, an Eligible Stockholder must have owned (as defined above) the Required Ownership Percentage (as defined below) in Voting Power of the Corporation’s Outstanding Voting Stock (the “Required Shares”) continuously for the Minimum Holding Period (as defined below) as of both the date the Notice of Proxy Access Nomination is received by the Secretary of the Corporation in accordance with this Section 1.13 and the record date for determining the stockholders entitled to vote at the annual meeting and must continue to own the Required Shares through the meeting date. For purposes of this Section 1.13, the “Required Ownership Percentage” shall be 25% or more. For purposes of this Section 1.13, the “Minimum Holding Period” is three (3) years and (i) with respect to any Share continuously owned by an Eligible Stockholder from and after the Effective Time of the Conversion, such Eligible Stockholder shall be deemed to have continuously owned such Shares through the period immediately prior to the Effective Time of the Conversion during which such Eligible Stockholder continuously owned the Class A Common Share or Class B Common Share converted into such Share and (ii) in the event the BRH Holdings Cessation Date has occurred less than three (3) years prior to the relevant date of determination, with respect to any Share of Class B Common Stock continuously owned by an Eligible Stockholder from and after the BRH Holdings Cessation Date, such Eligible Stockholder shall be deemed to have continuously owned such Shares through both (x) the period during which BRH Holdings continuously owned the Share of Class B Common Stock surrendered on the BRH Holdings Cessation Date and (y) the period immediately prior to the Effective Time of the Conversion during which BRH Holdings continuously owned the Class B Common Share converted into such surrendered Share of Class B Common Stock. Within the time period specified in this Section 1.13 for delivering the Notice of Proxy Access Nomination, an Eligible Stockholder must provide the following information in writing to the Secretary of the Corporation:

(i)    one or more written statements from the record holder of the shares (and from each intermediary through which the shares are or have been held during the Minimum Holding Period) verifying that, as of a date within seven (7) calendar days prior to the date the Notice of Proxy Access Nomination is delivered to, or mailed to and received by, the Secretary of the Corporation, the Eligible Stockholder owns, and has owned continuously for the Minimum Holding Period, the Required Shares, and the Eligible Stockholder’s agreement to provide, within five (5) business days after the record date for the annual meeting, written statements from the record holder and intermediaries verifying the Eligible Stockholder’s continuous ownership of the Required Shares through the record date;

(ii)    a copy of the Schedule 14N that has been filed with the SEC as required by Rule 14a-18 under the Exchange Act;

(iii)    the information, representations and agreements that are the same as those that would be required to be set forth in a stockholder’s notice of nomination pursuant to Section 1.12(a)(1) of these Bylaws;

(iv)    the consent of each Stockholder Nominee to being named in the Corporation’s proxy statement as a nominee and to serving as a director if elected;

(v)    a representation that the Eligible Stockholder:

(A)    (i) continuously owned shares of Class B Common Stock having at least the Required Ownership Percentage in Voting Power of the Corporation’s Outstanding Voting Stock for the Minimum Holding Period or (ii) acquired the Required Shares in the ordinary course of business and not with the intent to change or influence control at the Corporation, and does not presently have such intent,

(B)    presently intends to maintain qualifying ownership of the Required Shares through the date of the annual meeting,

(C)    has not nominated and will not nominate for election any individual as a director at the annual meeting, other than its Stockholder Nominee(s),

(D)    has not engaged and will not engage in, and has not and will not be a “participant” in another person’s, “solicitation” within the meaning of Rule 14a-1(l) under the Exchange Act in support of the election of any individual as a director at the annual meeting, other than its Stockholder Nominee(s) or a nominee of the Board of Directors,

(E)    agrees to comply with all applicable laws and regulations with respect to any solicitation in connection with the meeting or applicable to the filing and use, if any, of soliciting material,

(F)    will provide facts, statements and other information in all communications with the Corporation and its stockholders that are or will be true and correct in all material respects and do not and will not omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading, and

(G)    as to any two or more funds whose shares are aggregated to count as one stockholder for the purpose of constituting an Eligible Stockholder, within five (5) business days after the date of the Notice of Proxy Access Nomination, will provide to the Corporation documentation reasonably satisfactory to the Corporation that demonstrates that the funds satisfy the requirements of the second sentence of Section 1.13(a);

(vi)    a representation as to the Eligible Stockholder’s intentions with respect to maintaining qualifying ownership of the Required Shares for at least one (1) year following the annual meeting;

(vii)    an undertaking that the Eligible Stockholder agrees to:

(A)    assume all liability stemming from any legal or regulatory violation arising out of the Eligible Stockholder’s communications with the stockholders of the Corporation or out of the information that the Eligible Stockholder provided to the Corporation;

(B)    indemnify and hold harmless the Corporation and each of its directors, officers and employees individually against any liability, loss or damages in connection with any threatened or pending action, suit or proceeding, whether legal, administrative or investigative, against the Corporation or any of its directors, officers or employees arising out of any nomination submitted by the Eligible Stockholder pursuant to this Section 1.13; and

(C)    file with the SEC any solicitation or other communication with the Corporation’s stockholders relating to the meeting at which the Stockholder Nominee will be nominated, regardless of whether any such filing is required under Regulation 14A of the Exchange Act or whether any exemption from filing is available thereunder; and

(viii)    in the case of a nomination by a group of stockholders that together is an Eligible Stockholder, the designation by all group members of one group member that is authorized to act on behalf of all such members with respect to the nomination and matters related thereto, including withdrawal of the nomination.

(e)    Within the time period specified in this Section 1.13 for delivering the Notice of Proxy Access Nomination, a Stockholder Nominee must deliver to the Secretary of the Corporation (which shall be deemed to be part of the Notice of Proxy Access Nomination for purposes of this Section 1.13):

(i)    the information required with respect to persons whom a stockholder proposes to nominate for election or reelection as a director by Section 1.12(a)(1) of these Bylaws;

(ii)    a written representation and agreement that such person:

(A)    will act as a representative of all of the stockholders of the Corporation while serving as a director;

(B)    is not and will not become a party to (I) any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as a director of the Corporation, will act or vote on any issue or question (a “Voting Commitment”) or (II) any Voting Commitment that could limit or interfere with such Stockholder Nominee’s ability to comply, if elected as a director of the Corporation, with such Stockholder Nominee’s fiduciary duties under applicable law, in each case that has not been disclosed to the Corporation;

(C)    is not or will not become a party to any agreement, arrangement or understanding with any person or entity other than the Corporation with respect to direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director of the Corporation that has not been disclosed to the Corporation;

(D)    will comply with all applicable publicly disclosed corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines of the Corporation, as well as the applicable provisions of these Bylaws; and

(E)    will provide facts, statements and other information in all communications with the Corporation and its stockholders that are or will be true and correct in all material respects (and shall not omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading).

At the request of the Corporation, the Stockholder Nominee(s) must submit all completed and signed questionnaires required of directors and officers of the Corporation. The Corporation may request such additional information as necessary to permit the Board of Directors to determine if each Stockholder Nominee satisfies the requirements of this Section 1.13 or, in the event a Stockholder Nominee is not currently serving as a director on the Board of Directors, such Stockholder Nominee is independent under the listing standards of the principal U.S. exchange upon which the Shares are listed, any applicable rules of the SEC and any publicly disclosed standards used by the Board of Directors in determining and disclosing the independence of the Corporation’s directors.

(f)    In the event that any information or communications provided by the Eligible Stockholder or the Stockholder Nominee to the Corporation or its stockholders ceases to be true and correct in all material respects or omits a material fact necessary to make the statements made, in light of the circumstances under which they were made, not misleading, each Eligible Stockholder or Stockholder Nominee, as the case may be, shall promptly notify the Secretary of the Corporation of any defect in such previously provided information and of the information that is required to correct any such defect;

(g)    The Corporation shall not be required to include, pursuant to this Section 1.13, a Stockholder Nominee in its proxy materials for any meeting of stockholders, any such nomination shall be disregarded and no vote on such Stockholder Nominee will occur, notwithstanding that proxies in respect of such vote may have been received by the Corporation:

(i)    if such Stockholder Nominee is not currently serving as a director on the Board of Directors and the Secretary of the Corporation receives a notice (whether or not subsequently withdrawn) that a stockholder has nominated any person for election to the Board of Directors pursuant to the advance notice requirements for stockholder nominees for director set forth in Section 1.12(a)(1) of these Bylaws;

(ii)    if the Eligible Stockholder who has nominated such Stockholder Nominee has engaged in or is currently engaged in, or has been or is a “participant” in another person’s, “solicitation” within the meaning of Rule 14a-1(l) under the Exchange Act in support of the election of any individual as a director at the annual meeting other than its Stockholder Nominee(s) or a nominee of the Board of Directors;

(iii)    if such Stockholder Nominee is not currently serving as a director on the Board of Directors and such Stockholder Nominee is not independent under the listing standards of each principal U.S. exchange upon which the Shares are listed, any applicable rules of the SEC and any publicly disclosed standards used by the Board of Directors in determining and disclosing independence of the Corporation’s directors, in each case as determined by the Board of Directors in its sole discretion;

(iv)    whose election as a member of the Board of Directors would cause the Corporation to be in violation of these Bylaws, the Certificate of Incorporation, the rules and listing standards of the principal U.S. exchanges upon which the Shares are traded, or any applicable state or federal law, rule or regulation;

(v)    who is or has been, within the past three (3) years, an officer or director of a competitor, as defined for purposes of Section 8 of the Clayton Antitrust Act of 1914;

(vi)    who is a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses) or has been convicted in such a criminal proceeding within the past ten (10) years;

(vii)    who is subject to any order of the type specified in Rule 506(d) of Regulation D promulgated under the Securities Act of 1933, as amended;

(viii)    if such Stockholder Nominee or the applicable Eligible Stockholder shall have provided information to the Corporation in respect to such nomination that was untrue in any material respect or omitted to state a material fact necessary in order to make the statement made, in light of the circumstances under which they were made, not misleading, as determined by the Board of Directors or any committee thereof, in each case, in its sole discretion; or

(ix)    the Eligible Stockholder or applicable Stockholder Nominee breaches or fails to comply with its obligations pursuant to these Bylaws, including, but not limited to, this Section 1.13 and any agreement, representation or undertaking required by this Section 1.13.

(h)    Notwithstanding anything to the contrary set forth herein, the Board of Directors or the chairman of the meeting of stockholders shall declare a nomination by an Eligible Stockholder to be invalid, and such nomination shall be disregarded notwithstanding that proxies in respect of such vote may have been received by the Corporation, if:

(i)    the Stockholder Nominee(s) and/or the applicable Eligible Stockholder shall have breached its or their obligations under this Section 1.13, as determined by the Board of Directors or the chairman of the meeting of stockholders, in each case, in its or his sole discretion; or

(ii)    the Eligible Stockholder (or a qualified representative thereof) does not appear at the meeting of stockholders to present any nomination pursuant to this Section 1.13.

(i)    The Board of Directors (or any other person or body authorized by the Board of Directors) shall have the exclusive power and authority to interpret the provisions of this Section 1.13 of these Bylaws and make all determinations deemed necessary or advisable in connection with this Section 1.13 to any person, facts or circumstances. All such actions, interpretations and determinations that are done or made by the Board of Directors (or any other person or body authorized by the Board of Directors) shall be final, conclusive and binding on the Corporation, the stockholders and all other parties.

(j)    No stockholder shall be permitted to join more than one group of stockholders to become an Eligible Stockholder for purposes of nominations pursuant to this Section 1.13 per each annual meeting of stockholders.

(k)    This Section 1.13 shall be the exclusive method for stockholders to include nominees for director in the Corporation’s proxy materials.

ARTICLE II

BOARD OF DIRECTORS

Section 2.01    General. Except as otherwise provided in the DGCL or the Certificate of Incorporation, the business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

Section 2.02    Number of Directors, Election, Removal. The total number of directors constituting the Board of Directors shall be fixed in the manner provided in the Certificate of Incorporation. Directors shall be elected and removed in the manner provided in the Certificate of Incorporation.

Section 2.03    Resignations. Any Director may resign at any time by giving notice of such Director’s resignation in writing or by electronic transmission to the Corporation. Any such resignation shall take effect at the time specified therein, or if the time when it shall become effective shall not be specified therein, then it shall take effect immediately upon receipt by the Corporation of such resignation. Unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

Section 2.04    Vacancies. Any vacancies and newly created directorships on the Board of Directors shall be filled in the manner provided in the Certificate of Incorporation.

Section 2.05    Regular Meetings. The Board of Directors may hold meetings, both regular and special, within or outside the State of Delaware. Regular meetings of the Board of Directors may be held without notice at such time and at such place as shall from time to time be determined by the Board of Directors.

Section 2.06    Special Meetings. Special meetings of the Board of Directors may be called by either the Class C Stockholder, the Chairman of the Board of Directors, the Chief Executive Officer or, upon a resolution adopted by the Board of Directors, by the Secretary (or other officer of the Corporation if the Secretary is unavailable) on twenty-four (24) hours’ notice to each director, either personally or by telephone or by mail, facsimile, wireless or other form of recorded or electronic communication, or on such shorter notice as the person or persons calling such meeting may deem necessary or appropriate under the circumstances. Notice of any such meeting need not be given to any Director, however, if waived by such director in writing or by electronic transmission, or if such Director shall be present at such meeting, except if the director attends the meeting for the express purpose of objecting at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.

Section 2.07    Telephonic Meetings Permitted. Members of the Board of Directors, or any committee thereof, may participate in a meeting of the Board of Directors or such committee by means of conference telephone or other communications equipment by means of which all Persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at such meeting.

Section 2.08    Quorum; Voting. At all meetings of the Board of Directors, Directors possessing a majority in voting power of the Directors then in office (but not fewer than one-third of the total voting power possessed by the total number of authorized Directors (assuming no vacancies)) shall constitute a quorum for the transaction of business; provided, that, at any time that there are at least two Directors serving on the Executive Committee, a quorum for any meeting of the Board of Directors at which any matter set forth in Section 6.09(a)(i)-(iv) of the Certificate of Incorporation is to be voted on shall additionally require at least two Directors serving on the Executive Committee. Except as otherwise provided in the Certificate of Incorporation with respect to the Executive Committee, at all meetings of any committee of the Board of Directors, the presence of Directors possessing a majority of the total voting power possessed by the total number of authorized members of such committee (assuming no vacancies) shall constitute a quorum. Except as otherwise provided in the Certificate of Incorporation, the act of Directors or committee members possessing a majority in voting power of the Directors or committee members present at any meeting at which there is a quorum shall be the act of the Board of Directors or such committee, as the case may be. If a quorum shall not be present at any meeting of the Board of Directors or any committee, the Directors or members possessing a majority in voting power of the Directors or members, as the case may be, present thereat may adjourn the meeting from time to time without further notice other than announcement at the meeting.

Section 2.09    Organization. The Board of Directors, with the approval of the Class C Stockholder, may appoint a “Chairman” of the Board of Directors. At each meeting of the Board of Directors, the Chairman of the Board of Directors or, in the Chairman of the Board of Directors’ absence, a Director chosen by a majority in voting power of the Directors present, shall act as chairman of the meeting. The Secretary of the Corporation shall act as secretary of each meeting of the Board of Directors. In case the Secretary of the Board of Directors shall be absent from any meeting of the Board of Directors, an Assistant Secretary shall perform the duties of secretary at such meeting; and in the absence from any such meeting of the Secretary and all Assistant Secretaries, the chairman of the meeting may appoint any person to act as secretary of the meeting.

Section 2.10    Action Without a Meeting. Unless otherwise restricted by the Certificate of Incorporation, any action required or permitted to be taken at any meeting by the Board of Directors or any committee thereof, as the case may be, may be taken without a meeting if a consent thereto is signed or transmitted electronically, as the case may be, by all members of the Board of Directors or of such committee, as the case may be, and, if then required by the DGCL, the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the Board of Directors or such committee. Such filing shall be in paper form if the minutes are maintained in paper form or shall be in electronic form if the minutes are maintained in electronic form.

Section 2.11    Committees. The Board of Directors may designate one (1) or more committees consisting of one (1) or more Directors of the Corporation, which, to the extent provided in such designation, shall have and may exercise, subject to the provisions of the DGCL, the Certificate of Incorporation and these Bylaws, the powers and authority of the Board of Directors. Such committee or committees shall have such name or names as may be determined form time to time by the Board of Directors. Except as otherwise provided in the Certificate of Incorporation with respect to the Executive Committee, members of any committee possessing a majority of the total voting power possessed by the total number of Directors constituting such committee (assuming no vacancies) may determine its action and fix the time and place, if any, of its meetings and specify what notice thereof, if any, shall be given, unless the Board of Directors shall otherwise provide. Except as provided in the Certificate of Incorporation with respect to the Executive Committee, the Board of Directors shall have power to change the members of any such committee at any time to fill vacancies, and to discharge any such committee, either with or without cause, at any time. The Secretary of the Corporation shall act as Secretary of any committee, unless otherwise provided by the Board of Directors or the committee. The Corporation shall have and maintain an Executive Committee as set forth in the Certificate of Incorporation. The Board of Directors shall form, constitute and empower each of the Audit Committee and the Conflicts Committee, which shall have such powers and rights as the Board of Directors shall set forth in its written resolution.

Section 2.12    Executive Committee Observers. The Executive Committee may from time to time designate one or more individuals as observers of the Executive Committee (each, an “Observer”). Any Observer designated by the Executive Committee may be removed at any time with or without cause by the Executive Committee. The designation of any individual as an Observer may be subject to policies and procedures that the Executive Committee may from time to time prescribe and each Observer, by virtue of accepting his or her designation as such, agrees to be bound by the terms of this Section 2.12 and to maintain the confidentiality of all information such Observer obtains in connection with his or her designation or service as such (and, in connection therewith, to execute an agreement regarding the disclosure and use of confidential information and containing such other provisions regarding the Observer’s conduct in such form as may be provided to such Observer by the Corporation). Each Observer shall have such rights to attend meetings of the Executive Committee and receive notices and materials provided to the Executive Committee as may be determined from time to time by the Executive Committee; provided, that any Observer may be excluded from any meeting or portion thereof, and that the Observer need not be given any notices, information or reports provided to the members of the Executive Committee or other information or materials related thereto if (i) a majority of the members of the Executive Committee or (ii) the officer responsible for providing the notice, information or reports to the Executive Committee determines (x) that excluding the Observer or failing to give such notices, information or reports to such Observer is necessary or advisable to (1) preserve attorney-client, work product or similar privilege, (2) comply with the terms and conditions of confidentiality agreements with third parties or (3) comply with applicable law or (y) there exists, with respect to the subject of a meeting or the notices, information or reports provided to the Executive Committee, an actual or potential conflict of interest between the Executive Committee, the Board of Directors or any other committee thereof or the Corporation, on the one hand, and such Observer, on the other hand. The rights of the Observers shall be limited to the rights expressly provided by the Executive Committee (as may be further limited by the Certificate of Incorporation, the Bylaws or any agreement between the Corporation and the Observer and/or its affiliates), and no Observer shall have any rights as a director of the Corporation or member of the Executive Committee under the Certificate of Incorporation, these Bylaws, the DGCL, any such agreement or otherwise. For the avoidance of doubt, each Observer shall: (i) not be counted for purposes of determining whether a quorum is present at any meeting of the Executive Committee; (ii) not have the right to vote on any matter brought before a meeting of the Executive Committee or to participate in any action by consent in lieu of a meeting of the Executive Committee (and no vote or consent of any Observer shall be required for purposes of determining whether any matter has been approved by the Executive Committee); and (iii) shall not be entitled to any other rights or powers of directors of the Corporation or members of the Executive Committee under the Certificate of Incorporation, these Bylaws, the DGCL, applicable law or any agreement to which the Corporation is a party. Any Observer may resign as such at any time by delivering notice in writing or by electronic transmission of such termination to the Corporation. Such resignation shall take effect at the time specified in such notice or, if the time be not specified, upon receipt thereof by the Corporation.

ARTICLE III

OFFICERS

Section 3.01    Appointment, Selection and Designation of Officers. The Board of Directors may, from time to time as it deems advisable, select natural persons who are employees or agents of the Corporate Group Members and designate them as officers of the Corporation (together with the Executive Officers, the “Officers”) and assign titles (including, without limitation, “principal accounting officer,” “chairman,” “senior chairman,” “executive vice chairman,” “vice chairman,” “vice president,” “treasurer,” “assistant treasurer,” “secretary,” “assistant secretary,” “general manager,” “senior managing director,” “managing director” and “director”) to any such persons. An Officer may be removed with or without cause by the Board of Directors (and, in the case of any Executive Officer, only with the consent of the Class C Stockholder for so long as there is a Class C Stockholder and the Apollo Group Beneficially Owns, in the aggregate, 10% or more of the Voting Power of the Corporation). Any vacancies occurring in any office other than the Executive Officers may be filled by the Board of Directors in the same manner as such officers are appointed and selected pursuant to this Section 3.01. For so long as there is a Class C Stockholder and the Apollo Group Beneficially Owns, in the aggregate, 10% or more of the Voting Power of the Corporation, Executive Officers shall be appointed by the Class C Stockholder and shall hold office for such term as shall be determined by the Class C Stockholder or until his or her earlier death, resignation, retirement, disqualification or removal. At any time that there is no longer a Class C Stockholder or the Apollo Group Beneficially Owns, in the aggregate, less than 10% of the Voting Power of the Corporation, the Executive Officers shall be appointed and selected by the Board of Directors and any vacancy in the office of an Executive Officer shall be filled by the Board of Directors.

Section 3.02    Delegation of Duties. Unless the Board of Directors determines otherwise, if a title is one commonly used for officers of a corporation formed under the DGCL, the assignment of such title shall constitute the delegation to such Person of the authorities and duties that are normally associated with that office. Subject to any requirements set forth in the Certificate of Incorporation, the Board of Directors may delegate to any officer any of the Board of Director’s powers to the extent permitted by Applicable Law. Any delegation pursuant to this Section 3.02 may be revoked at any time by the Board of Directors.

Section 3.03    Officers as Agents. The officers, to the extent of their powers set forth under Applicable Law, the Certificate of Incorporation or these Bylaws or otherwise vested in them by action of the Board of Directors not inconsistent with Applicable Law, the Certificate of Incorporation or these Bylaws, are agents of the Corporation for the purpose of the Corporation’s business and the actions of the officers taken in accordance with such powers shall bind the Corporation.

ARTICLE IV

CERTIFICATES; RECORD HOLDERS; LIST OF STOCKHOLDERS

Section 4.01    Certificates.

(a)    Notwithstanding anything otherwise to the contrary herein, unless the Board of Directors shall provide by resolution or resolutions otherwise in respect of some or all of any or all classes or series of stock of the Corporation, Shares shall not be evidenced by certificates.

(b)    In the event that Certificates evidencing shares of capital stock of the Corporation are issued, such Certificates shall be executed on behalf of the Corporation by any two duly authorized officers of the Corporation. No Certificate shall be valid for any purpose until it has been countersigned by the Transfer Agent; provided, however, that if the Board of Directors resolves to issue Certificates evidencing Shares in global form, the Certificates evidencing such Shares shall be valid upon receipt of a certificate from the Transfer Agent certifying that the certificates evidencing the Shares have been duly registered in accordance with the directions of the Corporation. The use of facsimile signatures affixed in the name and on behalf of the Transfer Agent and registrar of the Corporation on certificates representing Shares of the Corporation is expressly permitted by these Bylaws.

Section 4.02    Mutilated, Destroyed, Lost or Stolen Certificates.

(a)    If any mutilated Certificate is surrendered to the Transfer Agent, any duly authorized officer (and, in the case of any Certificates evidencing shares of capital stock of the Corporation, any two duly authorized officers) of the Corporation shall execute, and, if applicable, the Transfer Agent shall countersign and deliver in exchange therefor, a new Certificate evidencing the same number and class or series of Shares as the Certificate so surrendered.

(b)    Any duly authorized officer (and, in the case of any Certificates evidencing shares of capital stock of the Corporation, any two duly authorized officers) of the Corporation shall execute, and the Transfer Agent shall countersign and deliver, a new Certificate in place of any Certificate previously issued if the Record Holder of the Certificate:

(i)	makes proof by affidavit, in form and substance satisfactory to the Corporation, that a previously issued Certificate has been lost, destroyed or stolen;

(ii)	requests the issuance of a new Certificate before the Corporation has notice that the Certificate has been acquired by a purchaser for value in good faith and without notice of an adverse claim;

(iii)

if requested by the Corporation, delivers to the Corporation a bond, in form and substance satisfactory to the Corporation, with surety or sureties and with fixed or open penalty as the Corporation may direct to indemnify the Corporation and the Transfer Agent against any claim that may be made on account of the alleged loss, destruction or theft of the Certificate; and

(iv)	satisfies any other reasonable requirements imposed by the Corporation.

(c)    To the fullest extent permitted by Applicable Law, if a stockholder of the Corporation fails to notify the Corporation within a reasonable time after such stockholder has notice of the loss, destruction or theft of a Certificate, and a Transfer of the Shares represented by the Certificate is registered before the Corporation or the Transfer Agent receives such notification, the stockholder shall be precluded from making any claim against the Corporation or the Transfer Agent for such Transfer or for a new Certificate. As a condition to the issuance of any new Certificate under this Section 4.02, the Corporation may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of the Transfer Agent and the Corporation) connected therewith.

(d)    The Corporation shall be entitled to recognize the Record Holder as the owner of a Share and, accordingly, shall not be bound to recognize any equitable or other claim to or interest in such Share on the part of any other Person, regardless of whether the Corporation shall have actual or other notice thereof, except as otherwise provided by Applicable Law, including any applicable rule, regulation, guideline or requirement of any National Securities Exchange on which such Shares are listed for trading. Without limiting the foregoing, when a Person (such as a broker, dealer, bank, trust company or clearing corporation or an agent of any of the foregoing) is acting as nominee, agent or in some other representative capacity for another Person in acquiring and/or holding Shares, as between the Corporation, on the one hand, and such other Persons, on the other, such representative Person shall be the Record Holder of such Share.

Section 4.03    List of Stockholders Entitled To Vote. The Corporation shall prepare, at least ten (10) days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting (provided, however, that if the Record Date for determining the stockholders entitled to vote at the meeting is less than ten (10) days before the date of the meeting, the list shall reflect the stockholders entitled to vote at the meeting as of the 10th day before the meeting date), arranged in alphabetical order and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting at least ten (10) days prior to the meeting (a) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of meeting, if any, or (b) during ordinary business hours at the principal place of business of the Corporation. In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation. If the meeting is to be held at a place, then a list of stockholders entitled to vote at the meeting shall be produced and kept at the time and place of the meeting during the whole time thereof and may be examined by any stockholder who is present. If the meeting is to be held solely by means of remote communication, then the list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting, if any, if required by law. Except as otherwise provided by law, the stock ledger shall be the only evidence as to who are the stockholders entitled to examine the list of stockholders required by this Section 4.03 or to vote in Person or by proxy at any meeting of stockholders.

ARTICLE V

DEFINITIONS

Section 5.01    Definitions. Terms used in these Bylaws and not defined herein shall have the meanings assigned to such terms in the Certificate of Incorporation.

ARTICLE VI

MISCELLANEOUS

Section 6.01    Corporate Seal. The Board of Directors may provide a suitable seal, containing the name of the Corporation.

Section 6.02    Construction; Section Headings. For purposes of these Bylaws, unless the context otherwise requires, (i) references to “Articles”, “Sections” and “clauses” refer to articles, sections and clauses of these Bylaws and (ii) the term “include” or “includes” means includes, without limitation, and “including” means including, without limitation. Section headings in these Bylaws are for convenience of reference only and shall not be given any substantive effect in limiting or otherwise construing any provision herein.

Section 6.03    Inconsistent Provisions. In the event that any provision of these Bylaws is or becomes inconsistent with any provision of the Certificate of Incorporation, the DGCL or any other applicable law, such provision of these Bylaws shall not be given any effect to the extent of such inconsistency but shall otherwise be given full force and effect.

ARTICLE VII

FORUM SELECTION

Section 7.01    Forum Selection. Subject to Sections 21.09 and 22.09 of the Certificate of Incorporation, unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for (1) any derivative action or proceeding brought on behalf of the Corporation, (2) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, other employee or stockholder of the Corporation to the Corporation or the Corporation’s stockholders or any current or former member or fiduciary of the Company to the Company or the Company’s members, (3) any action asserting a claim arising pursuant to any provision of the DGCL, the Certificate of Incorporation or these Bylaws or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware, or (4) any action asserting a claim governed by the internal affairs doctrine, except for, as to each of (1) through (4) above, any claim as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten (10) days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or for which the Court of Chancery does not have subject matter jurisdiction. This provision will not apply to claims arising under the Securities Act of 1933, as amended, the Exchange Act or other federal securities laws for which there is exclusive federal or concurrent federal and state jurisdiction. Any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article VII.

ARTICLE VIII

AMENDMENTS

Section 8.01    Amendments. Except as provided in Section 8.02 of these Bylaws or the Certificate of Incorporation, the Board of Directors is expressly authorized to adopt, amend and repeal, in whole or in part, these Bylaws without the assent or vote of the stockholders in any manner not inconsistent with the DGCL or the Certificate of Incorporation. Notwithstanding the foregoing, any adoption, amendment or repeal of these Bylaws that amends, repeals or otherwise alters, or adopts a provision inconsistent with, Section 1.01 through Section 1.12, Section 2.02 through Section 2.11, Section 4.01 and Section 4.02, or this Article VIII of these Bylaws, or any definitions utilized herein, shall require the affirmative vote of a majority of the Voting Power of the Corporation unless the Class C Stockholder has the sole right to vote on any such amendment pursuant to Section 11.01 of the Certificate of Incorporation (or, if there is no Class C Stockholder or if the Apollo Group no longer Beneficially Owns, in the aggregate, 10% or more of the Voting Power of the Corporation, such amendment would otherwise fall in the scope of amendments contemplated by Section 11.01 of the Certificate of Incorporation).

Section 8.02    Class C Stockholder Approval. In addition to any vote or consent required by the Certificate of Incorporation, these Bylaws or applicable law, the amendment or repeal, in whole or in part, of any provision of these Bylaws, or the adoption of any provision inconsistent therewith, shall, for so long as there is a Class C Stockholder and the Apollo Group Beneficially Owns, in the aggregate, 10% or more of the Voting Power of the Corporation, require the prior approval of the Class C Stockholder.

[Remainder of Page Intentionally Left Blank]

23